Exhibit (k)(5)

IVES ULTRA AI OPPORTUNITIES INC.

TENDER OFFER POLICY

Effective Date: [__________]

Approved By: Independent Directors of the Board of Directors

1.	Purpose and Background. Ives Ultra AI Opportunities Inc. (the “Company”) has developed a policy (the “Tender Offer Policy”), approved by the independent directors of the Board, that seeks to mitigate the risks associated with newly-listed closed-end funds trading at substantial discounts to net asset value. The Tender Offer Policy is intended to provide a mechanism through which shareholders may redeem their shares in the period following the Company’s initial public offering.

2.	Scope. This Tender Offer Policy applies to the Company’s common stock and governs the Company’s obligation to conduct a tender offer within the first twelve months following completion of the Company’s initial public offering (the “IPO”). This policy is intended to operate consistently with the disclosure in the Company’s registration statement on Form N-2 and applicable federal securities laws.

3.	Definitions. For purposes of this Tender Offer Policy, the following definitions apply:

(a)	“Adviser” means the Company’s investment adviser, Ives Ultra Capital Management LLC.

(b)	“Board” means the Company’s Board of Directors.

(c)	“Independent Directors” means those directors who are not “interested persons” of the Company as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(d)	“IPO Completion Date” means the date the IPO is completed (including the final closing of the offering).

(e)	“Money market funds” means a type of mutual fund that invest in liquid, short-term debt securities, cash and cash equivalents.

(f)	“Public Float” The number of unrestricted shares, which includes all shares outstanding minus the shares held by affiliates that are subject to lock-up restrictions.

(g)	“Redemption Value” means the quotient obtained by dividing (a) the Trust Account Assets by (b) the Public Float.

(h)	“Tender Offer” means an issuer tender offer pursuant to which the Company offers to repurchase shares of its common stock from eligible shareholders.

(i)	“Trust Account” means a trust account maintained by the Company’s custodian bank, as trustee, which will hold the proceeds from the IPO in money market funds for the purpose of ensuring the Company has sufficient cash to effectuate a tender offer.

(j)	“Trust Account Assets” means, as of any date of determination, all assets held in the trust account, less taxes payable.

(k)	“Tender Offer materials” means the offer to purchase, letter of transmittal, notice of guaranteed delivery (if any), and any other materials or supplements disseminated to shareholders in connection with a Tender Offer.

4.	Policy Requirement to Conduct a Tender Offer. The proceeds of the IPO will be deposited into the Trust Account and held in money market funds. Prior to the Company receiving or otherwise obtaining access to any Trust Account Assets, the Company must provide its public shareholders with an opportunity to redeem shares representing the full value of the Trust Account Assets through a Tender Offer.

The Tender Offer shall satisfy each of the following requirements:

(a)       The Tender Offer shall be successfully completed within the first twelve (12) months following the IPO Completion Date.

(b)       The Tender Offer shall be made available to all shareholders of the Company.

(c)       The total size of the Tender Offer shall equal the value of the Trust Account Assets.

(d)       The purchase price per share in the Tender Offer shall equal the Redemption Value.

Neither the foregoing requirements nor the definitions of Trust Account, Trust Account Assets, Tender Offer, IPO Completion Date, Public Float and Redemption Value set forth in Section 3 may be amended, modified or waived except with the approval in accordance with the approval requirements set forth in Section 13.

5.	Announcement and Portfolio Update. In addition to the required filings, the Company will make an announcement on its website and in voluntary 8-K filings or 497AD materials which will include:

(a)	the details of the Tender Offer (including key dates, eligibility, and tendering procedures); and

(b)	an update on the Company’s progress in identifying a target portfolio, including any developments in its deal pipeline, LOIs, or other indicators of progress towards assembling a portfolio.

6.	Investment of IPO Proceeds Pending Completion of the Tender Offer. In order to ensure that the Company has sufficient cash to effectuate a Tender Offer, the Company will only invest proceeds from the IPO in money market funds unless and until a Tender Offer has been completed.

7.	Posting of Redemption Value. The Company will post the Redemption Value on its website on a monthly cadence during the twelve months following the completion of the IPO. The posting will identify (i) the “as of” date for the figure, and (ii) a brief description of the calculation inputs sufficient for shareholders to understand the posted figure.

8.	Tender Offer Structure and Key Terms. The Tender Offer will be structured to satisfy the Company’s obligation under Section 4 while complying with applicable law and the Company’s governing documents. The Tender Offer materials will describe the final terms, which are expected to address, as applicable:

(a)	Eligible tendering shareholders.

(b)	Offer size and mechanics. Consistent with Section 4, the Company will offer to repurchase all shares of common stock outstanding.

(c)	Tender procedures, including delivery requirements and any applicable “guaranteed delivery” procedures.

(d)	Withdrawal rights during the offer period, consistent with applicable law.

(e)	The pricing mechanism (Redemption Value) and the date as of which Redemption Value is determined.

(f)	Payment and settlement timing after expiration of the Tender Offer.

(g)	The Company’s right to extend, amend, or terminate the Tender Offer in circumstances permitted by law and disclosed in the Tender Offer materials.

9.	Regulatory Filings and Legal Compliance. The Company will make all filings required in connection with the Tender Offer and will conduct the Tender Offer in compliance with applicable federal securities laws, including rules governing issuer tender offers, and the 1940 Act, as applicable to closed-end funds. The Company will engage appropriate counsel and service providers to support compliance.

No statement in this policy is intended to replace or override the disclosures, conditions, and terms set forth in the Tender Offer materials. In the event of any inconsistency, the Tender Offer materials and applicable law will govern, provided that no Tender Offer material may amend, waive or otherwise modify Section 4 or any Protected Provision except in accordance with Section 13.

10.	Operational Procedures. The Company will maintain procedures designed to support timely completion of the Tender Offer, including:

(a)	Ongoing monitoring of the IPO Completion Date and the 12-month tender offer deadline.

(b)	Maintenance of sufficient liquidity consistent with Section 6 of this policy.

(c)	Preparation of draft tender offer documents and required filings on a timeline that supports completion within the 12-month period.

(d)	Verification of shareholder eligibility as described in the Tender Offer materials.

(e)	Calculation and review of Redemption Value in accordance with Section 7, including confirmation of the Public Float.

(f)	Board review and approval of the Tender Offer materials, including any disclosures regarding the Company’s portfolio development progress.

(g)	Coordination with the transfer agent, depositary, custodian, and administrator (as applicable) to ensure accurate acceptance, payment, and share retirement.

11.	Governance, Roles, and Responsibilities.

11.1	Board. The Board of Directors is responsible for:

(a)	Approving this Tender Offer Policy and any material amendments thereto, in each case subject to Section 13.

(b)	Overseeing the Company’s compliance with the requirement to complete the Tender Offer within 12 months of the IPO Completion Date.

(c)	Approving the initiation of the Tender Offer and the final Tender Offer materials and filings.

(d)	Overseeing the fair and consistent application of eligibility determinations, as disclosed in the Tender Offer materials.

(e)	Reviewing the Redemption Value methodology and the related postings and disclosures.

11.2	Adviser / Management. The Adviser and management are responsible for:

(a)	Maintaining liquidity and portfolio restrictions consistent with Section 6.

(b)	Preparing the Redemption Value calculation and supporting workpapers for review.

(c)	Coordinating with counsel, administrators, and other service providers to prepare Tender Offer materials and required filings.

(d)	Supporting website disclosures required under Section 5 and Section 7, including updates on portfolio development progress.

(e)	Implementing internal controls designed to support the Company’s ability to fund settlement of repurchased shares.

11.3	Chief Compliance Officer (or equivalent). The Chief Compliance Officer (or equivalent) is responsible for:

(a)	Monitoring adherence to this policy and maintaining compliance records.

(b)	Escalating any potential non-compliance or timing risks to the Board promptly.

(c)	Coordinating compliance review of public communications (including website postings) related to the Tender Offer.

12.	Recordkeeping. The Company will maintain records sufficient to evidence compliance with this Tender Offer Policy, including Board materials and minutes, Tender Offer materials and filings, calculations of Redemption Value and Public Float, website postings, and correspondence with service providers and regulators, to the extent applicable.

13.	Exceptions, Amendments, and Interpretation.

13.1	Interpretation. This Tender Offer Policy is intended to be applied consistently with the Company's Form N-2 disclosure and applicable law. If any provision of this Tender Offer Policy conflicts with applicable law or regulatory guidance, the Company will comply with such law or guidance, and the Company will consider whether to update this Tender Offer Policy to reflect such requirements; provided, however, that any amendment, modification, waiver or deviation from a Protected Provision shall remain subject to Section 13.3 except to the minimum extent necessary to comply with such applicable law or regulatory guidance.

13.2	Amendments Generally. Except as provided in Section 13.3, any material deviation from this Tender Offer Policy, and any amendment, modification or waiver of any provision of this Tender Offer Policy, requires the majority approval of the Board of Directors.

13.3	Protected Provisions. Notwithstanding any other provision of this Tender Offer Policy, the requirements set forth in Section 4 and the definitions of Trust Account, Trust Account Assets, Tender Offer, IPO Completion Date, Public Float and Redemption Value set forth in Section 3 (collectively, the "Protected Provisions") may not be amended, modified or waived, and the Company may not deviate from any Protected Provision, except with both (a) the majority approval of the Board, and (b) the approval of the holders of a majority of the outstanding shares of the Company's common stock held by persons other than the Adviser and its affiliates. Any amendment, modification, waiver or other action with respect to any other provision of this Tender Offer Policy that would materially alter the substantive operation or economic effect of any Protected Provision shall be deemed an amendment or modification of such Protected Provision for purposes of this Section 13.3. Any purported amendment, modification or waiver of a Protected Provision that is not approved in accordance with this Section 13.3 shall be of no force or effect.